As filed with the U.S. Securities and Exchange Commission on January 7, 2021

Registration No. 333-250945

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

KEMPHARM, INC.

(Exact name of Registrant as specified in its charter)

Delaware	2834	20-5894398
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1180 Celebration Boulevard, Suite 103

Celebration, FL 34747

(321) 939-3416

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Travis C. Mickle, Ph.D.

President, Chief Executive Officer and Chairman of the Board of Directors

KemPharm, Inc.

1180 Celebration Boulevard, Suite 103

Celebration, FL 34747

(321) 939-3416

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Brent B. Siler Matthew P. Dubofsky Cooley LLP 380 Interlocken Crescent, Suite 900 Broomfield, CO 80021 (720) 566-4000	R. LaDuane Clifton Chief Financial Officer KemPharm, Inc. 1180 Celebration Boulevard, Suite 103 Celebration, FL 34747 (321) 939-3416	Charles E. Phillips, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 (212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ (File No. 333-250945)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

This post-effective amendment shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) relates to the Registrant’s Registration Statement on Form S-1 (File No. 333-250945), as amended, declared effective on January 7, 2021 by the Securities and Exchange Commission (the “Registration Statement”). The Registrant is filing this Amendment for the sole purpose of replacing Exhibits 1.1, 4.10, 4.11 and 5.1 to the Registration Statement. This Amendment does not modify any provision of Part I or Part II of the Registration Statement other than Item 16(a) of Part II as set forth below.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

1.1	Form of Underwriting Agreement.

4.10	Form of Common Stock Warrant.

4.11	Form of Pre-Funded Warrant.

5.1	Opinion of Cooley LLP.

23.2	Consent of Cooley LLP (included in Exhibit 5.1).

24.1	Power of Attorney (incorporated by reference to Exhibit 24.1 of the Registration Statement on Form S-1 (File No. 333-250945) filed on November 25, 2020).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Celebration, State of Florida, on January 7, 2021.

KEMPHARM, INC.

By:	/s/ Travis C. Mickle
Travis C. Mickle, Ph.D.
President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Travis C. Mickle	President, Chief Executive Officer and Chairman of the Board of	January 7, 2021
Travis C. Mickle, Ph.D.	Directors (Principal Executive Officer)

/s/ R. LaDuane Clifton	Chief Financial Officer, Secretary	January 7, 2021
R. LaDuane Clifton, CPA	(Principal Financial Officer)

/s/ Timothy J. Sangiovanni	Vice President, Corporate Controller	January 7, 2021
Timothy J. Sangiovanni, CPA	(Principal Accounting Officer)

* Matthew R. Plooster	Director	January 7, 2021

* Richard W. Pascoe	Director	January 7, 2021

* Joseph B. Saluri	Director	January 7, 2021

* David S. Tierney	Director	January 7, 2021

*By:	/s/ R. LaDuane Clifton
R. LaDuane Clifton, CPA Attorney-in-Fact